Exhibit 10.1

TRANSITION AGREEMENT

         THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of December 17, 2019 (the “Effective Date”), by and between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Brandon Elliott (“Elliott”).

BACKGROUND

A.Elliott currently serves as Company’s Chief Executive Officer.

B.Elliott and Company have mutually agreed that Elliott’s employment with Company will end effective on or before January 15, 2020 (the “Anticipated Separation Date”), subject to the terms and conditions of this Agreement.

C.The parties have agreed to this Agreement in order to facilitate a smooth transition for the Company.

        NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.Separation and Release by Elliott. On or following the Separation Date, Elliott will sign a release in the form attached to this Agreement as Annex A (the “Release”), outlining the compensation and benefits to which he will be entitled upon termination of his employment with the Company (the “Separation Benefits”). If Elliott signs this Agreement, then Company will continue Elliott’s employment through the Transition Term (defined below) and Elliott will receive such other consideration as set forth in this Agreement, each in accordance with the terms of this Agreement. The existence of any dispute related to the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release. Elliott will only be eligible to receive the Separation Benefits outlined in the Release if he signs and complies with the terms of this Agreement.

2.Separation; Transition Term. Elliott and Company hereby confirm that Elliott’s employment with Company will end effective as of the Anticipated Separation Date, unless earlier terminated in accordance with Section 5. Unless earlier terminated, Elliott’s employment with Company will automatically terminate effective as of the Anticipated Separation Date without further action by either Company or Elliott. For purposes of this Agreement, the actual date of Elliott’s termination of employment is the “Separation Date” and the period of Elliott’s employment from the Effective Date through the Separation Date is the “Transition Term.”

3.Duties During Transition Term.

(a)Duties. Effective as of December 31, 2019, Elliott will cease serving as the Company’s Chief Executive Officer, and for the remainder of the Transition Term will serve as “Executive Vice President” which will continue to be deemed an executive officer position with the Company. While employed by Company during the Transition Term, Elliott will continue to serve Company faithfully and to the best of his ability, devoting appropriate working time, attention and efforts to his duties and responsibilities, including special projects and transition duties as reasonably requested by Company. It is understood that Elliott may work a reduced schedule during the Transition Term.

(b)Policies; Outside Activities. Elliott will follow all applicable policies, procedures and instructions of Company and will not engage in any activity during the Transition Term that is determined by Company’s executive leadership to be detrimental or to be reasonably likely to be detrimental to Company’s best interests. Prior to accepting any other employment or services engagement during the Transition Term, Elliott will provide reasonable notice to Company of such proposed employment or engagement to permit Company to consider whether it is likely to interfere with Elliott’s obligations under this Agreement. Elliott will not accept such other employment or services engagement during the Transition Term unless approved by Company.

4.Compensation During Transition Term.

(a)Salary. During the Transition Term, Company will continue to pay Elliott his existing base salary as of the Effective Date, payable in accordance with Company’s normal payroll policies and procedures.

(b)Benefits. During the Transition Term, Elliott will remain eligible to participate in all employee benefit and equity incentive plans and programs generally available from time to time to employees of Company, to the extent that Elliott meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program.

(c)Vacation. In accordance with Company policy, Elliott will not be entitled to any payment for accrued/unused vacation upon conclusion of the Transition Term.

(d)Expenses. Company will reimburse Elliott for all reasonable and necessary out-of-pocket business and travel expenses incurred by Elliott in the performance of his duties and responsibilities for Company during the Transition Term, subject to Company’s normal policies and procedures for pre-approval, expense verification and documentation.

(e)No Additional Transition Compensation. Except as set forth in Sections 4(a) through 4(d), Elliott will not be eligible to receive any other form of compensation of any kind from Company during the Transition Term.

5.Early Termination.

(a)By Company. Company may terminate Elliott’s employment prior to the Anticipated Separation Date (i) if Elliott does not sign this Agreement; or (ii) if Elliott violates any of his obligations under this Agreement or his Employment Agreement (as defined in the Release).

(b)By Mutual Agreement. Elliott may resign his employment with Company prior to the Anticipated Separation Date, upon mutual agreement with Company.

(c)Consequences of Early Termination. If Elliott’s employment terminates for any of the above reasons prior to the Anticipated Separation Date, Company will have no further obligation to Elliott for compensation or benefits except those earned on or prior to the Separation Date.

6.Cooperation. Elliott will cooperate with the Company in the transition of his duties for Company. Upon reasonable request and notice from the Company, whether before or after the Separation Date, Elliott will, without further consideration but at no expense to him, provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its legal counsel, agents, insurers and representatives in connection with any investigations, arbitrations, litigation, or other matters relating to the Company in which the Company determines that Elliott may have relevant information.

7.Confidentiality.

(a)General Standard. The provisions of this Agreement and the Release (if applicable) (collectively “Confidential Transition Information”) will be treated by Elliott as confidential. Accordingly, Elliott will not disclose Confidential Transition Information to anyone at any time, except as provided in Section 7(b).

(b)Exceptions.

(i)It will not be a violation of this Agreement for Elliott to disclose Confidential Transition Information to his immediate family, his attorneys, his accountants or tax advisors, or his financial planners.

(ii)It will not be a violation of this Agreement for Elliott to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, Elliott first notifies the Company and provides Company with sufficient time to seek a protective order with respect to such Confidential Transition Information.

(iii)It will not be a violation of this Agreement for Elliott to disclose Confidential Transition Information in reports to governmental agencies as required by law.

8.Records, Documents, and Property. Elliott acknowledges and represents that he will deliver to Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of Company or any employee, contributor or customer information, and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, telephones, and other electronic equipment belonging to Company. Nothing in this Section 8 is intended to preclude Elliott from keeping documents that are related solely to his compensation, benefits, rights, and other perquisites of being an employee of Company, or those agreements he is entitled to use in connection with the Consulting Agreement (as outlined in the Release).

9.Taxes. All compensation and benefits payable to Elliott hereunder shall be subject to tax withholdings as determined to be authorized or permitted by Company. Except for any tax amounts withheld by Company, Elliott shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

10.Full Compensation. Elliott acknowledges and understands that the payments made and other consideration provided by Company under this Agreement and the Release will fully compensate Elliott for and extinguish any and all of the potential claims Elliott is releasing in the Release, including without limitation, any and all claims for any type of legal or equitable relief.

11.No Admission of Wrongdoing. Elliott and Company each understand and agree that this Agreement does not constitute an admission that Company has violated any local ordinance, state or federal statute, or principle of common law, that any party has engaged in any unlawful or improper conduct, or that Elliott has been treated unfairly. Elliott will not characterize this Agreement or the payment of any compensation under this Agreement and the Release as an admission that Company has engaged in any unlawful or improper conduct or treated Elliott unfairly.

12.Legal Representation. Elliott acknowledges that he has been advised by Company to consult with his own attorney before executing this Agreement and the Release and that he has done so. Elliott further acknowledges that he has had a full opportunity to consider this Agreement and the Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the Release, or the settlement of any potential claims against Company, and that he has not relied upon any statements or representations made by Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein.

13.Construction and Severability. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof. The existence of any dispute related to the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

14.Jurisdiction and Venue. Elliott and Company consent to jurisdiction of the state and federal courts located in Hennepin County, Minnesota for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement or the Release shall be brought solely in such courts. Each party consents to personal jurisdiction over such party in the state and federal courts located in Hennepin County, Minnesota and hereby waives any defense of lack of personal jurisdiction.

15.Entire Agreement. This Agreement sets forth the entire agreement between Company and Elliott with respect to his employment by Company, the termination of such employment, and the Transition Term, and there are no undertakings, covenants, or commitments other than as set forth in this Agreement, the Release and any qualified employee benefit plans sponsored by Company in which Elliott is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

16.Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

17.Captions and Headings. The captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

18.Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Elliott’s employment hereunder shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

19.Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

IN WITNESS WHEREOF, the parties have signed this Confidential Transition Agreement as of the date set forth above.

Brandon Elliott: By /s/ Brandon Elliott Date: December 17, 2019

Northern Oil and Gas, Inc.: By: /s/ Erik J. Romslo Name: Erik J. Romslo Title: Executive Vice President, General Counsel and Secretary Date: December 17, 2019

ANNEX A
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into by and between Northern Oil and Gas, Inc., a Delaware corporation, and Brandon Elliott, an individual, as follows:
1.Definitions. I intend all words used in this Agreement to have their plain meanings in ordinary English. Specific terms that I use in this Agreement have the following meanings:
(a)“I”, “me”, and “my” include both me (Brandon Elliott) and anyone who has or obtains any legal rights or claims through me.
(b)“NOG” means Northern Oil and Gas, Inc., any company or organization related to Northern Oil and Gas, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Northern Oil and Gas, Inc.
(c)“Company” means NOG; the present and past officers, directors, managers, committees, members, and employees of NOG; any company providing insurance to NOG in the present or past; the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for NOG; and anyone who has acted on behalf of NOG or on instructions from NOG.
(d)“Employment Agreement” means the Amended and Restated Employment Agreement between me and NOG entered into as of July 5, 2018, along with any subsequent amendments thereto.
(e)“Agreement Date” means the date this Agreement is executed and delivered by both parties and is no longer revocable by me.
(f)“Shares” means currently outstanding restricted shares of NOG common stock.
(g)“My Claims” mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:
(i) All claims arising out of or relating to my employment with NOG or the separation of that employment;
(ii) All claims arising out of or relating to the statements, actions, or omissions of the Company;
(iii) All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. § 1981, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the

Minnesota wage-hour and wage-payment laws, Minnesota's Worker's Compensation Act and non-retaliation statutes;
(iv) All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;
(v) All claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements (not submitted before January 15, 2020), and vacation pay (other than my final payroll payment and any payment for accrued and unused vacation leave as of the day upon which my employment with NOG terminates, which is January 15, 2020 (the “Separation Date”) not yet paid to me as of the date I sign this Agreement);
(vi) All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;
(vii) Any claim that a past unlawful decision has or has had a continuing effect on my compensation; and
However, My Claims do not include (i) any claims that the law does not allow to be waived, (ii) any claims that may arise after the date on which I sign this Agreement, (iii) my rights to indemnification under applicable law, any indemnification agreement with the Company, or the charter documents of the Company (or any successor), (iv) my rights under any insurance policy maintained by the Company (or any successor), (v) my right to receive reimbursements for reasonable business expenses accrued prior to my Separation Date and not yet paid to me as of the date I sign this Agreement, (vi) my right to receive my final payroll payment or payment for any accrued and unused vacation leave as of my Separation Date if not yet paid to me as of the date I sign this Agreement, and (vii) any rights I have related to any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the “Securities”), which shall continue to be governed by and subject to the terms and conditions of the applicable grant agreements, board resolutions, and plan documents governing the Securities (including, to the extent applicable, the Employment Agreement), subject to the terms of this Agreement and the Consulting Agreement referenced below. Furthermore, I understand that nothing in this Agreement prevents me from filing a claim against NOG with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any comparable state or local agency or participating in any such agency's investigation of NOG, but I acknowledge and agree that this Agreement waives and releases, to the fullest extent legally permissible, my entitlement to any form of personal relief arising from any such claim that I or others may file (other than any award from a governmental agency for my participation in such investigation).

2.Consideration. I will receive consideration from NOG in exchange for this Agreement as follows:

(a)Vesting in full as of the Agreement Date of (x) any non-performance based Shares granted to me during the course of my employment with NOG and (y) any performance-based Shares granted to me during the course of my employment with NOG which have been earned on or before the Agreement Date as a result of actual performance against applicable performance metrics determined in accordance with the terms of the equity incentive plan and/or award agreement governing such Shares, without regard to any other terms or conditions governing such vesting solely as a result of the passage of time;
(b)Except as otherwise set forth in the Consulting Agreement referenced below, vesting in full as of the first date the applicable performance metrics can reasonably be measured, but in no circumstance later than December 31, 2020, for any performance-based Shares not covered by Section 2(a), subject to the prior achievement of applicable performance metrics determined in accordance with the terms of the equity incentive plan and/or award agreement governing such performance-based Shares, without regard to any other terms or conditions governing such vesting solely as a result of the passage of time;
(c)A lump sum cash payment equal to $740,000, less applicable withholdings and deductions, payable to me promptly following the Agreement Date;
(d)Continuation of my medical and dental coverage with NOG continuing to pay 100% of applicable premiums, for a period of eighteen (18) months following the Separation Date; and
(e)NOG has provided or will provide me and my legal counsel with a reasonable opportunity to review and comment on any press or other written release, or any current report on Form 8-K reporting, regarding my separation of employment or the entry into this Agreement or the Consulting Agreement in advance of publication or filing, as applicable, and NOG and I shall confer and reach mutual agreement regarding the contents of any such release or report;
(f)The Consulting Agreement as described below.
3.Mutual Release
(a)Agreement to Waive and Release My Claims. In exchange for the above consideration from NOG, I give up and release all of My Claims and agree to the other terms of this Agreement. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims and my agreement to the other terms of this Agreement.
(b)General Release by the Company. For and in consideration of the foregoing consideration (including, but not limited to, my releasing My Claims against NOG), NOG hereby releases and forever discharges me of and from all actions, causes of action, suits, debts, dues, sums of money, damages, judgments, executions, grievances, claims and demands whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, under any claim arising under any federal, state, or local statute, ordinance, rule, constitution, regulation, order, or collective bargaining agreement, and all claims that were or could have been raised which NOG ever had or now has, up to and including the date of the execution of the Agreement by me.
4.Additional Agreements and Understandings. Even though NOG will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

5.Consulting Agreement. Following the Agreement Date, NOG and I will enter into the Consulting Agreement attached hereto as Exhibit 1 (the “Consulting Agreement”), under which I may provide certain services to NOG following the Separation Agreement, subject to the terms and conditions of the Consulting Agreement.
6.Return of Property. Except as set forth in the Consulting Agreement, I represent that I have returned to NOG all materials, documents, equipment, confidential information and other property of the Company in accordance with the Employment Agreement. I agree that if I later discover any additional Company property or in my possession or control, I will promptly return it to NOG.
7.Trading Restrictions. For a period of six months after the Separation Date, I will not sell shares of NOG common stock or enter into any transaction involving NOG securities to the extent such sale of shares or other transaction either (a) may reasonably be expected to require the filing of a report with the Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) would give rise to short-swing profit liability under Section 16(b) of the Exchange Act.
8.Confidentiality. I understand that the terms of this Agreement are confidential and that I may not disclose those terms to any person except my spouse, my legal counsel or tax advisor(s), or as may be required by law. If I disclose any such confidential information to any person identified above, I must simultaneously inform the person to whom the disclosure is being made that the person must keep such information strictly confidential and that the person may not disclose such confidential information to any other person without the advance written consent of me and an authorized representative of NOG. Notwithstanding any language above to the contrary, nothing in this Agreement is intended to, and does not, interfere with my rights under federal, state or local civil rights or discrimination laws to file a charge of discrimination with the EEOC or any similar state or local administrative agency, to participate in any investigation or proceeding conducted by the EEOC or any other federal, state or local government agency, or to provide truthful, non-trade secret information to the EEOC or any other federal, state or local government agency or in response to any subpoena or other legal process.
9.Acknowledgment of Continuing Obligations Under My Employment Agreement. I hereby acknowledge and confirm that I remain bound by all terms of my Employment Agreement that survive the separation of my employment with NOG, including all such obligations identified in Sections 7 and 8 of the Employment Agreement, and any other non-disclosure, non-competition, or non-solicitation obligations I have to the Company.
10.Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Agreement. My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.
11.Period to Consider this Agreement. I understand that I have twenty-one (21) days from the date I receive this Agreement or my Separation Date, whichever is later and not counting the day I receive this Agreement or my Separation Date (as applicable), to consider whether I wish to sign this Agreement. I understand that I may not sign this Agreement prior to my Separation Date. If I sign this Agreement before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement. I agree that any changes made to this Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

12.My Right to Revoke this Agreement. I understand that I may revoke this Agreement at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the fifteen (15) day revocation period has expired without my revoking it.
13.Procedure for Accepting and Revoking this Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to NOG by hand or by mail within the twenty-one (21) day period that I have to consider this Agreement. To revoke my acceptance of this Agreement, I must deliver a written, signed statement that I revoke my acceptance to NOG by hand or by mail within the fifteen (15) day revocation period. All deliveries must be made to NOG at the following address:
Attn: General Counsel
Northern Oil and Gas, Inc.
601 Carlson Parkway, Suite 990
Minnetonka, Minnesota 55305

If I choose to deliver my acceptance or the revocation of my acceptance by mail, it must be postmarked within the period stated above and properly addressed to NOG at the address stated above.
14.Interpretation of this Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement will remain in full force and effect with respect to all the rest of My Claims.
15.Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota. I consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.
16.Entire Agreement. I agree that this Agreement, along with the agreements and obligations specifically referenced herein, contain all the agreements between me and the Company with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein; provided, however that any qualified employee benefit plans sponsored by NOG in which I am a participant, and the applicable grant agreements, board resolutions, and plan documents governing the Shares, each shall remain in effect in accordance with their terms except as each may have been modified herein. This Agreement may be amended only in writing, signed by me and an authorized representative of NOG.

17.My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. Other than the consideration, which I understand is payable only if I satisfy all conditions described herein, and my final payroll payment, payment for reimbursable business expenses, and payment for any accrued and unused vacation leave as of my Separation Date not yet paid to me as of the date I sign this Agreement, I represent and confirm that I have been fully paid for all wages, overtime, vacation, commissions, bonuses, and other compensation that I earned during my employment with NOG. I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement. I am voluntarily releasing My Claims against the Company. I intend this Agreement to be legally binding.
18.Compliance with Section 409a of the Internal Revenue Code. If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Company shall, in consultation with me, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Internal Revenue Code or in order to comply with the provisions of Section 409A of the Internal Revenue Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to me. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii), or any other exception under Section 409A of the Internal Revenue Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. If any payment that I become entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Internal Revenue Code, I understand and agree that I shall be responsible for any and all such interest, penalties and additional tax.
19.Indemnification and Other Matters.
(a)In the event that I am made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that I was a director or officer of the Company, or any affiliate of the Company, or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, I will be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).
(b)For a period of six (6) years after the Agreement Date, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to me on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(c)I agree to fully cooperate with the Company and its attorneys, and to provide truthful information and/or testimony regarding any current or future litigation or investigations arising from actions or events occurring during my employment with the Company. I will be reimbursed my reasonably incurred expenses incurred in such cooperation and be paid an hourly rate for my time based upon my Base Salary at the time of me Separation Date. I also agree to notify the Company if I am contacted by any person or representative of any person (except for governmental representatives) seeking information about the Company.
[SIGNATURES ON NEXT PAGE]

The parties’ signatures below indicate their agreement, understanding, and acceptance of this Separation and Release Agreement and its terms and conditions.

Brandon Elliott: By: Date: January , 2020

Northern Oil and Gas, Inc.: By: Name: Erik J. Romslo Title: Executive Vice President, General Counsel and Secretary Date: January , 2020

[Signature Page to Separation and Release Agreement]

Exhibit 1
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of [___________], 2020 (the “Effective Date”), is hereby entered into in the State of Minnesota by and between Northern Gas and Oil, Inc. (the “Company”), and Brandon Elliott (“Consultant”).

WHEREAS, the Company desires to retain Consultant to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions;

NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1.Services. Consultant shall be available during the Term of this Agreement to perform consulting services (the “Services”) as reasonably requested by the Company, including with respect to strategic, communications and investor relations matters, and other matters in connection with the transition of Consultant from his executive officer role with the Company.

2.Term/Compensation.

2.1The term of this Agreement shall run from the date that Consultant’s employment with the Company terminates (anticipated to be on or about January 15, 2020) through the later of (a) December 31, 2020, or (b) the date on which Consultant is no longer entitled to any further vesting of Shares (as defined below) in accordance with the Separation Agreement described below (the “Term”), subject to earlier termination as set forth in this Agreement. This Agreement shall automatically end at the expiration of the Term (with the exception of any obligations of Consultant that continue following such expiration, as set forth in this Agreement).

2.2As consideration for the Services, the Company shall pay Consultant a monthly fee of $6,000, payable in cash on the last day of each month during the Term of this Agreement.

2.3As further consideration for the Services, the awards identified on Schedule 1 attached hereto, which awards represent all of the awards granted to Consultant under the Company’s equity incentive plans that were outstanding as of Effective Date (collectively, the “Consultant Awards”), shall vest and/or continue to vest during the Term of this Agreement in accordance with the Separation and Release Agreement entered into between the Consultant and the Company in connection with the termination of his employment with the Company (the “Separation Agreement”).

2.4The Company shall reimburse Consultant for reasonable travel and out-of-pocket business expenses to the extent such amounts are pre-authorized in writing by the Company’s principal executive officer or Chairman. All expenses shall be validated by a receipt or other appropriate documentation.

3.Conferences/Equipment.

During the Term of this Agreement:

3.1Consultant agrees to meet and consult with designated representatives of the Company as necessary to discuss the progress and results of the Services and as reasonably requested by the Company.

3.2Consultant shall retain the use of Consultant’s Bloomberg account for use in connection with the Services, with such access maintained in substantially the form available to Consultant immediately prior to the Effective Date and with the cost of such access payable by the Company.

3.3Consultant shall retain membership in the National Association of Corporate Directors for use in connection with the Services, with such access maintained in substantially the form available to Consultant immediately prior to the Effective Date and with the cost of such access payable by the Company.

4.Non-Disclosure of Information.

4.1The term “Confidential Information” shall mean information disclosed by the Company to Consultant not generally known to the public, including, but not limited to, information of a technical nature such as trade secrets; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers and customers; product, marketing or strategic plans; financial information; and personnel records and other information of a similar nature; provided, however, that Confidential Information shall not include any information which (i) is or becomes public knowledge without breach of Consultant’s obligations to the Company; (ii) is rightfully acquired by Consultant from a third party without restriction on disclosure or use; or (iii) is publicly disclosed or used following Consultant’s receipt of written consent for such disclosure or use by an officer of the Company. Consultant shall have the burden of proof respecting any of the events on which Consultant relies as relieving Consultant of any non-disclosure obligations.

4.2In the course of performing the Services to the Company hereunder, Consultant may become the recipient of Confidential Information. Consultant shall receive and hold all Confidential Information acquired from the Company in strict confidence and will disclose such Confidential Information only to Consultant’s employees and agents who have a reasonable business need to know the Confidential Information.

4.3Consultant shall not, directly or indirectly, disclose or use Confidential Information, in whole or in part, for any purposes other than those expressly permitted by this Agreement.

4.4Nothing in this Section or this Agreement is intended to, or does, prohibit Consultant from reporting to any governmental authority information concerning possible violations of law, rule, or regulation (including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of state or federal law, rule, or regulation. Consultant also may disclose trade-secret information to a government official or to an attorney and/or use such information in certain court proceedings (provided that such information is filed under seal) without fear of prosecution or liability, provided Consultant does so in a manner consistent with 18 U.S.C. 1833. Consultant does not need the prior authorization of the Company to make any such reports or disclosures as set forth in this paragraph.

4.5Consultant acknowledges that money damages would not be a sufficient remedy for any breach of this Section 4 and that the Company shall be entitled to equitable relief (including, but not limited to, an injunction or specific performance) in the event of any breach of the provisions of this Section 4.

4.6The furnishing of Confidential Information shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue by the Company to Consultant under any of the Company’s intellectual property rights.

4.7Upon the Company’s request or upon expiration or termination of this Agreement, Consultant shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies) in Consultant’s possession.

4.8The obligations of Consultant regarding disclosure and use of Confidential Information shall survive termination of this Agreement.

4.9Consultant agrees not to wrongfully disclose to the Company in connection with the Services any trade secrets or other confidential information belonging to any other person, firm, corporation, entity or government agency. Consultant also warrants that none of the provisions of this Agreement, nor the Services to be performed by Consultant, contravenes or is in conflict with any agreement of Consultant with, or obligation to, any other person, firm, corporation, entity or government agency.

4.10Consultant shall not, without the prior written consent of the Company, use the Company’s name in any publicity, advertisement or news release, nor will Consultant disclose the terms and conditions of this Agreement to any third party.

5.Publications. Consultant shall not publish any information related to the Services without the Company’s prior written consent.

6.Compliance with Employment Agreement. Consultant acknowledges that Consultant is subject to certain non-disclosure, non-solicitation, and non-competition obligations pursuant to the Employment Agreement (as defined in the Separation Agreement) (the “Continuing Obligations”). Consultant further acknowledges the validity and enforceability of the Continuing Obligations outlined in the Employment Agreement, and agrees that those obligations survive termination of Consultant’s employment with the Company and shall continue during the Term of this Agreement and thereafter, including through any applicable Restricted Period(s) (as defined in the Employment Agreement).

7.Termination.

7.1This Agreement may be terminated immediately by the Company (a) in the event of Consultant’s death; or (a) for Cause. For the purpose of this Agreement, “Cause” shall mean Consultant’s:

(i) violation of any laws, rules, or regulations in performing Services under this Agreement;
(ii) intentional act of fraud, embezzlement, theft, or any other material violation of law;
(iii) intentional damage to the Company or its assets;
(iv) willful conduct that is demonstrably and materially injurious to the Company;
(v) breach of any of Consultant’s continuing obligations to the Company (including without limitation, the Continuing Obligations and any other non-disclosure, non-competition, or non-solicitation obligations); and
(vi) material breach of this Agreement, which is not cured within thirty (30) days after receipt of written notice from the Company specifying the nature of such breach; provided, however, that Cause shall not exist if such breach arises from Executive’s reasonable, good faith belief that such breach is required by law (including rules and regulations promulgated by applicable governmental agencies) or is in the best interest of the Company.

7.2The expiration or termination of this Agreement shall discharge any further obligations of either party with respect to this Agreement; provided, however, that Consultant’s obligations under Sections 4 through 7 hereof, and the Company’s obligation under Section 2 (with respect to payment for Services rendered prior to the effective date of the expiration or termination), shall survive the expiration or termination of this Agreement in accordance with the terms thereof.

8.Miscellaneous.

8.1Notices. Any notice to be given hereunder shall be in writing and shall be considered effective when delivered in person, upon mailing by certified mail, return receipt requested, postage prepaid, or by delivery via Federal Express or similarly recognized overnight courier with all charges prepaid, addressed as follows:

If to the Company: Attn: General Counsel
Northern Oil and Gas, Inc.
601 Carlson Parkway, Suite 990
Minnetonka, Minnesota 55305

If to Consultant: Brandon Elliott
5714 Sunnybrook Circle
Minnetrista, MN 55364

        Either party may change its address by giving the other party written notice (as described above) of its new address.

8.2Compliance/Other Representations and Warranties.

8.2.1In the performance of the Services, Consultant shall comply with all applicable laws, rules, and regulations.

8.2.2For the duration of the Term, Consultant shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks, and other resources, including, but not limited to the Company’s Code of Business Conduct and Ethics and Insider Trading Policy (as applicable to Consultant), as amended or superseded from time to time, copies of which are available on the Company’s corporate website at www.northernoil.com.

8.2.3Consultant represents and warrants that Consultant’s performance and receipt of financial support as provided in the Agreement is not in violation of any other agreement with other parties or of any restrictions of any kind, including applicable law.

8.2.4Consultant represents that Consultant is free to enter into this Agreement and that Consultant has no knowledge of any fact(s) which would prevent Consultant from completely performing the Services in accordance with the terms of this Agreement.

8.3Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to such state’s principles of conflicts of law. Any actions relating to or arising under this Agreement shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and Consultant and the Company hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

8.4Assignment. Consultant acknowledges that the Services to be provided by Consultant are unique and personal. As a result, Consultant may not assign any of Consultant’s rights, or delegate any of Consultant’s duties or obligations, or engage any other person to assist Consultant in the performance of the Services, without the prior written approval of the Company. Consultant agrees that the Company may assign this Agreement in its entirety to one or more of its affiliates, successors, or assigns.

8.5Independent Contractor Status. Consultant understands and agrees that Consultant is rendering services under this Agreement as an independent contractor and not as an employee of the Company or any of its parents, subsidiaries, affiliates, and/or related companies. As such, Consultant understands and agrees: (a) Consultant is responsible for properly reporting amounts received under this Agreement on Consultant’s individual federal, state, or local income tax returns and paying income and self-employment taxes on such amounts; (b) the Company shall not pay, withhold, or provide on behalf of Consultant any sums for income tax, unemployment insurance, social security, or workers’ compensation; and (c) except as set forth in this Agreement and/or the Separation Agreement, with respect to the Services rendered and compensation received under this Agreement, Consultant is not entitled to be covered by or receive any benefits under any employee benefit plan, program, or arrangement sponsored, or contributed to, by the Company, or any of its parents, subsidiaries, affiliates, and related companies, with respect to employees generally or any employee or group of employees specifically. The Company shall neither have nor exercise any control or direction over the specific means or methods by which Consultant shall perform Services pursuant to this Agreement. Consultant acknowledges that Consultant is neither an agent nor an employee of the Company, or any of its parents, subsidiaries, affiliates, or related companies, for any purpose whatsoever and shall have no authority to enter into agreements for or on behalf of the Company, or any of its parents, subsidiaries, affiliates, or related companies, or to otherwise legally obligate or bind the Company, or any of its parents, subsidiaries, affiliates, or related companies, for any purpose whatsoever, except as specifically authorized by the Company.

8.6Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be void or of no effect, the provisions of this Agreement shall be deemed amended to modify or delete, as necessary, the offending provision and this Agreement, as so amended or modified, shall not be rendered unenforceable but shall remain in force to the fullest extent possible in keeping with the intention of the parties.

8.7No Waiver. Failure of any party at any time to require performance of any provision of this Agreement shall not affect the right of the party requiring performance to require full performance thereafter and a waiver by any party of a breach of any provision of this Agreement shall not be taken or held to a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

8.8Entire Agreement/Modification. This Agreement, including the attachments hereto, contains the entire agreement of the parties relating to its subject matter and supersedes all prior agreements relating to its subject matter. No Agreement modification, statement, promise or representation made by any party or any employee, officer or agent of any party that is not in writing and signed by an authorized representative of both parties shall be binding. For the avoidance of doubt, nothing in this Agreement is intended to modify or supersede the Separation Agreement or the Employment Agreement in any way.

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IN WITNESS WHEREOF, the parties and/or authorized representatives of the parties have executed this Agreement.

Brandon Elliott: By: Date: January , 2020

Northern Oil and Gas, Inc.: By: Name: Erik J. Romslo Title: Executive Vice President, General Counsel and Secretary Date: January , 2020

[Signature Page to Consulting Agreement]